MEMBERSHIP INTEREST PURCHASE AGREEMENT

by and among

A4 Technologies, Inc.,

Alpine 4 Holdings, Inc.,

DTI Services Limited Liability Company

(doing business as RCA Commercial Electronics),

Direct Tech Sales LLC

(Also with an assumed name of RCA Commercial Electronics),

PMI Group, LLC,

Continu.Us, LLC,

Solas Ray, LLC,

Kirby Goedde

and

Andrew Spence

Dated as of December 9, 2021

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TABLE OF CONTENTS

Section 1.06 Intentionally Deleted.6

Disclosure Schedule

Exhibits

A.Promissory Notes and Corporate Guarantee

B.Warrants

C.Combined Balance Sheet of Companies as of October 31st, 2021

D.Employment Agreement

a.Kirby Goedde

b.Andrew Spence

E.1. Certificate of Formation

i.DTI

ii.Direct Tech

iii.PMI

iv.Continu.Us

v.Solas

2. Operating Agreements

i.DTI

ii.Direct Tech

iii.PMI

iv.Continu.Us

v.Solas

F.Assignment and Assumption Agreements

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MEMBERSHIP INTEREST PURCHASE AGREEMENT

This Membership Interest Purchase Agreement (this “Agreement”) is entered into as of December 9, 2021 (the “Effective Date”) by and among A4 Technologies, Inc., a Delaware corporation (the “Buyer”) and wholly owned subsidiary of Alpine 4 Holdings, Inc., a Delaware corporation (“Parent”), DTI Services Limited Liability Company (doing business as RCA Commercial Electronics), an Indiana limited liability company (“DTI”), Direct Tech Sales LLC, (also having an assumed business name of RCA Commercial Electronics), an Indiana limited liability company (“Direct Tech”), PMI Group, LLC, an Indiana limited liability company (“PMI”), Continu.Us, LLC, an Indiana limited liability company (“Continu.Us”), Solas Ray, LLC, an Indiana limited liability company (“Solas”), Kirby Goedde, an individual (“Goedde”), and Andrew Spence, an individual (“Spence” and with Goedde, each a “Seller” and collectively, the “Sellers”). DTI, Direct Tech, PMI, Continu.Us, and Solas are each a “Company” and collectively, the “Companies”, and also herein referred to collectively as “RCA”. The Buyer, Parent, the Company, DTI, Direct Tech, Continu.Us, Solas, and each of the Sellers may each be referred to herein as a “Party” and collectively as the “Parties.”

RECITALS

A.Sellers collectively own 100% of the outstanding membership interests (collectively, the "Membership Interests") in DTI, Direct Tech, PMI, Continu.Us, and Solas, in the percentages set forth below.

B.Sellers wish to sell to Buyer, and Buyer wishes to purchase from Sellers, the Membership Interest, subject to the terms and conditions set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

ARTICLE I

PURCHASE AND SALE

Section 1.01Ownership; Purchase and Sale.

(a)The Sellers own the following percentages of the membership interests of DTI, Direct Tech, PMI, Continu.Us, and Solas:

	Goedde	Spence
DTI	90%	10%
Direct Tech	90%	10%
PMI	90%	10%
Continu.Us	90%	10%
Solas	90%	10%

(b)Subject to the terms and conditions set forth herein, at the Closing (as defined in Section 1.03), Sellers shall sell to Buyer, and Buyer shall purchase from Sellers, all of Sellers’ right, title, and interest in and to the Membership Interests, free and clear of any mortgage,

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pledge, lien, charge, security interest, claim, or other encumbrance ("Encumbrance"), for the consideration specified in Section 1.02. For purposes of this Agreement, all of the Sellers’ right, title, and interest in and to the Membership Interest shall include, but is not limited to: (a) each Seller's capital account in each of DTI, Direct Tech, PMI, Continu.Us, and Solas; (b) each Seller's right to share in the profits and losses of each of DTI, Direct Tech, PMI, Continu.Us, and Solas; (c) each Seller's right to receive distributions from each of DTI, Direct Tech, PMI, Continu.Us, and Solas; and (d) the exercise of all member rights, including the voting rights attributable to the Membership Interests.

Section 1.02Purchase Price. The aggregate purchase price (the "Purchase Price") for the Membership Interests shall consist of the following:

(a)Cash Payment. The Buyer shall pay Fourteen Million Dollars ($14,000,000) as the “Cash Payment” to the Sellers in cash, by wire transfer of immediately available funds in accordance with the wire transfer instructions set forth in Section 1.02 of the Disclosure Schedules as follows: Kirby Goedde - $12,600,000; and Andrew Spence - $1,400,000. The term "Disclosure Schedules" means the Disclosure Schedules delivered by Seller and Company concurrently with the execution, closing, and delivery of this Agreement.

(b)Note Payment. In addition to the Cash Payment, the Buyer will make and issue to the Sellers promissory notes (the “Notes”) in the principal amount of $1,800,000 for Kirby Goedde and $200,000 for Andrew Spence, with interest accruing at 3.75%, with a 10-year amortization and each with a three year balloon payment of remaining principal. The Notes shall be secured by Parent’s corporate guaranty (the “Guaranty”). The Notes and Guaranty shall be materially similar to that in Exhibit A.

(c)Stock Payment. In addition to the Cash Payment and the Note, the Parent will issue to the Sellers, as the “Stock Payment,” shares of the Parent’s Class A common stock, par value $0.0001 per share (the “Common Stock”) equal to $4,000,000, to be valued per share at the Variable Weighted Average Price averaged over the three Trading Days prior to the Closing Date. (“Trading Days” shall mean any day on which the Common Stock is traded on the Nasdaq exchange.) The shares of Common Stock will be issued to the Sellers as follows: Kirby Goedde - 90% of the total number of shares of Common Stock; and Andrew Spence - 10% of the total number of shares of Common Stock. The Common Stock will be restricted stock subject to a rule 144 restriction against sale for 6 months, and sales of the shares of Common Stock by each Seller after the 6 months restriction will be limited to 25% of the number of shares of Common Stock every 90 days.

(d)Warrant Payment. In addition to the Cash Payment, the Notes, and the Stock Payment, the Parent will issue to the Sellers time-restricted warrants (“Warrants”) entitling the Sellers to purchase from Parent its Common Stock equal to $1,000,000 in shares (“Warrant Payment”) to be valued per share at the Variable Weighted Average Price averaged over the three Trading Days prior to the Closing Date. The Warrant Payment will be issued to the Sellers as follows: Kirby Goedde: 90% of the total Warrant Payment, and Andrew Spence:  10% of the total Warrant Payment. The Warrants shall be materially similar to that in Exhibit B.

Section 1.03Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place simultaneously with the execution of this Agreement on the date of this Agreement (the "Closing Date") at the offices of Kirton McConkie, PC, 50 East South Temple Street, Suite 400, Salt Lake City, UT 84111, or such other place or manner as the parties may mutually agree upon. The

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consummation of the transactions contemplated by this Agreement shall be deemed to occur at 12:01 a.m. Eastern Daylight Time on the Closing Date.

Section 1.04Transfer Taxes. All sales, use, excise, value added, goods and services, transfer, recording, documentary, registration, conveyancing and other similar Taxes that may be imposed on the sale and transfer of the Membership Interests (including any stamp, duty or other Tax chargeable in respect of any instrument transferring property and any recording fees or expenses payable in connection with the sale and transfer of any property) (together with any and all penalties, interest and additions to Tax with respect thereto, “Transfer Taxes”) shall be borne by Seller. Sellers shall pay, and shall reimburse Buyer for, any sales, use, or Transfer Taxes, documentary charges, recording fees, or similar taxes, charges, fees, or expenses, if any, that become due and payable as a result of the transactions contemplated by this Agreement.

Section 1.05Additional Agreements. The Parties agree to the following additional terms:

(a)Working Capital and No Material Adverse Change. The Parties understand and agree that this Agreement represents a purchase of the Membership Interests in DTI, Direct Tech, PMI, Continu.Us, and Solas by the Buyer, and that all assets of each of DTI, Direct Tech, PMI, Continu.Us, and Solas, including accounts receivables which are not specifically excluded herein, inventory, and work in progress shall be sold in the sale.  Additionally, the Parties understand and agree that no other material adverse change to RCA’s working capital (consisting of AR-AP + inventory + WIP -Inventory loan) as of the balance sheet date of October 31, 2021 which is attached hereto as Exhibit C. The Sellers also agree that as of the Closing Date, the Company’s operating bank account shall be transferred to Buyer.  It is understood by Buyer that the Company’s bank account sweeps at the end of business each business day to pay the line of credit with BMO.  Therefore, the bank account effectively has no funds at close of business each day.

(b)Employment Agreement. Concurrently with the execution of this Agreement, and as a material inducement for the Parties to enter into this Agreement and consummate the purchase of Sellers’ membership interest, Goedde and Spence shall enter into the employment agreements materially similar to those in Exhibits D-1 and D-2 respectively (“Employment Agreements”), which shall become effective as of the Closing Date.

(c)Asset and Liability Identification. The Parties understand and agree that all working capital (consisting of AR – AP + inventory + WIP - Inventory loan) as of October 31, 2021, and that, except as provided herein, all assets of each of DTI, Direct Tech, PMI, Continu.Us, and Solas at closing shall remain with DTI, Direct Tech, PMI, Continu.Us, and Solas, respectively, the ownership of each of which is being acquired by the Buyer pursuant to this Agreement, and that all long-term liabilities which are included in the balance sheet (other than deferred rent) of each of DTI, Direct Tech, PMI, Continu.Us, and Solas will be paid off on or prior to the Closing Date. The Parties acknowledge and agree the inventory loan with BMO Harris shall remain with RCA. The Parties agree that all tangible personal property of Goedde and Spence residing at RCA’s offices shall be retained by them, and that such Sellers will submit to the Buyer in advance of the Closing a list of all such personal property that such Sellers will retain.

(d)Non-Compete. The Parties understand and agree that the purchase of the Membership Interests by the Buyer contemplates and is subject to each of the Sellers agreeing not to compete in the industries served by any of DTI, Direct Tech, PMI, Continu.Us, or Solas for a period of five (5) years after the closing of the purchase of the Membership Interests. The Parties

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further acknowledge and agree that if the Buyer defaults in its obligations under this Agreement and/or any agreement entered into as part of the transaction herein, and such default is not remedied within ninety (90) days from the date of such default, then the Sellers will automatically be released from the non-compete provisions set forth in this section.

(e)Right of offset against Note for unpaid royalties.  In addition to Buyer’s rights and protections under the Indemnity provisions of Section 6 below,  Sellers acknowledge and agree that in the event that Technicolor, a French société anonyme, duly organized and existing under the laws of France (the "Technicolor") makes a claim of breach, non-payment, under-payment, late payment, or any other default pursuant to the RCA License Agreement (the "RCA License Agreement") by and between Technicolor and DTI (discussed in more detail in Section 2.15 below) relating to periods prior to the Closing Date, then the Buyer shall have the right to reduce the amount of the Note’s remaining principal and interest in an amount equal to the aggregate amounts claimed by Technicolor pursuant to the RCA License Agreement and to pay such amounts to Technicolor toward satisfaction of such claims.  This offset is subject to the limitation if indemnification contained in Article VI herein.

(f)Condition to Obligations of Buyer to Close. The obligations of Buyer to consummate the transactions to be performed by it in connection with the Closing is, among other conditions, subject to:

(i) Company’s current CEO Jeff Kingston having entered into an employment agreement with Company that is satisfactory to Buyer, and

(ii)The members representing 100% of the membership interest in each Company have held a meeting pursuant to the terms of Section 5.2 of their Operating Agreement,  and with respect to the transfer of membership interests contemplated under the Agreement, have agreed by unanimous consent as follows: (a) that all Conditions of Transfer as defined in Section 6.1.1 of their Operating Agreement have been met, (b) that the Company waives its right to exercise its Purchase Option under Section 6.1.4 of the Operating Agreement (the “Waiver”), and (c) that such Waiver and the unanimous consent of the members meets the conditions of Section 6.2 of the Operating Agreement whereby Buyer shall be admitted as an unrestricted member of Company with all the same rights and privileges accorded to its current members under the Operating Agreement

(g)Claims Against Others.  Buyer shall assign at Closing all of the Companies’ claims against Chinese brokers subject to the failed PPE to Kirby and Spence.

Section 1.06Intentionally Deleted.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF SELLERS AND COMPANY

Each Seller, individually and collectively, and each of the Companies represents and warrants to Buyer that the statements contained in this ARTICLE II are true and correct as of the date hereof. All exceptions to the representations and warranties below must be disclosed in the Disclosure Schedules. For purposes of this Article II, "Sellers’ knowledge," "knowledge of a Seller," “Companies’ knowledge,”

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“knowledge of a Company” and any similar phrases shall mean the actual knowledge of such Seller or, in the case of Company, actual knowledge of an officer of Company.

Section 2.01Capacity of Seller and Company; Enforceability. Each Seller and Company has full capacity to enter into this Agreement and the documents to be delivered hereunder, to carry out its obligations hereunder, and to consummate the transactions contemplated hereby. This Agreement and the documents to be delivered hereunder have been duly executed and delivered by such Seller or Company, and (assuming due authorization, execution, and delivery by Buyer) this Agreement and the documents to be delivered hereunder constitute legal, valid, and binding obligations of such Seller or Company, enforceable against such Seller or Company in accordance with their respective terms.

Section 2.02Organization, Authority, and Qualification of the Company.

(a)DTI is a limited liability company duly organized, validly existing, and in good standing under the laws of the State of Indiana. DTI has full limited liability company power and authority to own, operate, or lease the properties and assets now owned, operated, or leased by it and to carry on its business as it has been and is currently conducted. Section 2.02 of the Disclosure Schedules sets forth each jurisdiction in which DTI is licensed or qualified to do business, and DTI is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business as currently conducted makes such licensing or qualification necessary.

(b)Direct Tech is a limited liability company duly organized, validly existing, and in good standing under the laws of the State of Indiana. Direct Tech has full limited liability company power and authority to own, operate, or lease the properties and assets now owned, operated, or leased by it and to carry on its business as it has been and is currently conducted. Section 2.02 of the Disclosure Schedules sets forth each jurisdiction in which Direct Tech is licensed or qualified to do business, and Direct Tech is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business as currently conducted makes such licensing or qualification necessary.

(c)PMI is a limited liability company duly organized, validly existing, and in good standing under the laws of the State of Indiana. PMI has full limited liability company power and authority to own, operate, or lease the properties and assets now owned, operated, or leased by it and to carry on its business as it has been and is currently conducted. Section 2.02 of the Disclosure Schedules sets forth each jurisdiction in which PMI is licensed or qualified to do business, and PMI is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business as currently conducted makes such licensing or qualification necessary.

(d)Continu.Us is a limited liability company duly organized, validly existing, and in good standing under the laws of the State of Indiana. Continu.Us has full limited liability company power and authority to own, operate, or lease the properties and assets now owned, operated, or leased by it and to carry on its business as it has been and is currently conducted. Section 2.02 of the Disclosure Schedules sets forth each jurisdiction in which Continu.Us is licensed or qualified to do business, and Continu.Us is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business as currently conducted makes such licensing or qualification necessary.

(e)Solas is a limited liability company duly organized, validly existing, and in good standing under the laws of the State of Indiana. Solas has full limited liability company power

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and authority to own, operate, or lease the properties and assets now owned, operated, or leased by it and to carry on its business as it has been and is currently conducted. Section 2.02 of the Disclosure Schedules sets forth each jurisdiction in which Solas is licensed or qualified to do business, and Solas is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business as currently conducted makes such licensing or qualification necessary.

Section 2.03No Conflicts; Consents. Except as provided in Disclosure Schedule 2.03, the execution, delivery, and performance by each Seller of this Agreement and the documents to be delivered hereunder, and the consummation of the transactions contemplated hereby, do not and will not: (a) violate or conflict with the Governing Documents of any of the Companies; (b) violate or conflict with any judgment, order, decree, statute, law, ordinance, rule, or regulation applicable to such Seller or any of the Companies (c) conflict with, or result in (with or without notice or lapse of time or both) any violation of, or default under, or give rise to a right of termination, acceleration, or modification of, any obligation or loss of any benefit under any contract or other instrument to which Seller or any of the Companies is a party; (d) result in any violation, conflict with, or constitute a default under the Company's Governing Documents, including the certificate of formation of any of the Companies filed with the Indiana Secretary of State on their respective dates of formation, as amended or restated to date, and the company agreement of any of the Companies (each a "Company Agreement"); or (e) result in the creation or imposition of any Encumbrance on the Membership Interests. No consent, approval, waiver, or authorization is required to be obtained by any Seller or any of the Companies from any Person in connection with the execution, delivery, and performance by such Seller of this Agreement and the consummation of the transactions contemplated hereby. For purposes of this Agreement: (i) the term "Governing Documents" means, with respect to an entity, the entity's articles of incorporation, articles of organization, certificate of incorporation, certificate of formation, charter, bylaws, operating agreement, company agreement, or other certificates, instruments, documents, or agreements adopted to govern the formation or internal affairs of the entity, as applicable, including any and all amendments or restatements to such documents; and (ii) the term "Person" means an individual, corporation, partnership, joint venture, limited liability company, governmental authority, unincorporated organization, trust, association, or other entity.

Section 2.04Legal Proceedings. To the Knowledge of Seller and Company, and except as specifically provided in Schedule 2.04 herein,, there is no claim, action, suit, proceeding, or governmental investigation (collectively, "Action") of any nature pending or, to any Seller's knowledge, threatened: (a) against or by any Seller relating to or affecting the Membership Interests; or (b) against or by any Seller or any of the Companies that challenges or seeks to prevent, enjoin, or otherwise delay the transactions contemplated by this Agreement. To the knowledge of Seller and Company, there is no Action against any current, former member, manager, or employee of any of the Companies with respect to which any of the Companies has, or is reasonably likely to have, an indemnification obligation. To the knowledge of Seller and Company, no event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.

Section 2.05Customers and Suppliers:  With respect to each of the three (3) fiscal years most recently completed prior to the date hereof, Schedule 2.05 lists the five largest (by dollar volume) Customers during each such period (showing the dollar volume for each) (the “Major Customers”).  Such customers specifically exclude customers which purchased PPE per the Buyer’s request.  Except as disclosed in Schedule 2.05, to the Knowledge of Company and Seller, no event has occurred and no condition or circumstance exists that would reasonably be expected to materially and adversely affect the relations of Companies with any Major Customer or any supplier.  No Major Customer or supplier has notified Companies of plans to terminate or materially alter its business relations with the Business, either as a result of the transactions contemplated by this Agreement or otherwise, or to enter bankruptcy or liquidate.

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Section 2.06Financial Statements.  The Companies’ books and records maintained in the ordinary course of business (including all financial records, business records, customer lists, and records pertaining to products or services delivered to customers) are kept according to GAAP standards, not any other set of accounting standards such as those for public companies (eg, PCAOB). With reference to GAAP standards, Companies’ books and records: (i) are complete and correct in all material respects and all transactions to which it is or has been a party are accurately reflected therein in all material respects on an accrual basis, (ii) reflect all material discounts, returns and allowances granted by it with respect to the periods covered thereby, (iii) have been maintained in accordance with reasonable business practices in its industry, (iv) form the basis for the Financial Statements with respect to the Companies and (v) reflect in all material respects the assets, liabilities, financial position, results of operations and cash flows of it on an accrual basis.  To the Sellers’ and Companies’ knowledge, the Companies management information systems are adequate for the preservation of relevant information and the preparation of accurate reports.

Section 2.07Fraud.  To the Knowledge of the Companies and the Sellers, there are no events of fraud, whether or not material, that involve management or other employees of the Companies who have a significant role in the Companies’ financial reporting and/or relate to the Business.

Section 2.08Undisclosed Liabilities. To the Knowledge of Seller and Company, none of the Companies has any liabilities, obligations, or commitments of any nature whatsoever, whether asserted, known, absolute, accrued, matured, or otherwise, except: (a) those which are adequately reflected or reserved against in the Balance Sheet as of the Balance Sheet Date; (b) those which have been incurred in the ordinary course of business consistent with past practice since the Balance Sheet Date; and (c) those disclosed herein in Schedule 2.08. The balance sheet of each of the Companies as of October 31st, 2021 is referred to herein as the "Balance Sheet" and the date thereof as the "Balance Sheet Date."

Section 2.09Investment Purpose. Each Seller is acquiring the shares of the Parent’s Common Stock attributable to such Seller solely for its own account for investment purposes and not with a view to, or for offer or sale in connection with, any distribution thereof. Each Seller acknowledges that the issuance of the shares of Common Stock are restricted under Rule 144, and have not been registered under the Securities Act of 1933, as amended, or registered under any state securities laws, and that the shares of Common Stock may not be transferred or sold except pursuant to the registration provisions of the Securities Act of 1933, as amended, or pursuant to an applicable exemption therefrom and subject to state securities laws and regulations, as applicable, as well as other restrictions as contained herein.

Section 2.10Ownership of Membership Interest.

(f)Each Seller is the sole legal, beneficial, record, and equitable owner of his or her respective Membership Interests, and agrees to deliver their membership interest to Buyer free and clear of all Encumbrances whatsoever other than the Company’s Operating Agreement, in the amounts set forth in Section 1.01 above.

(g)The Membership Interests were issued in compliance with applicable laws. The Membership Interests were not issued in violation of the Governing Documents of any of the Companies or any other agreement, arrangement, or commitment to which Seller or any of the Companies is a party and are not subject to or in violation of any preemptive or similar rights of any Person.

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(h)Other than the Governing Documents of the Companies, there are no voting trusts, proxies, or other agreements or understandings in effect with respect to the voting or transfer of any part of the Membership Interests.

Section 2.11  Governing Documents. Attached hereto as Exhibits E1 and Exhibits E2 are the Certificates of Existence and the Operating Agreements of each of the Companies, which documents are in full force and effect and are the only documents in effect with respect to the matters described therein.

Section 2.12Brokers. No broker, finder, or investment banker is entitled to any brokerage, finder's, or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of any Buyer.

Section 2.13Non-Foreign Status. No Seller is a foreign person as defined in Treasury Regulation Section 1.1446(f)-1(b)(4) or Section 1.1445-2.

Section 2.14Compliance with Laws; Permits.

(a)To each Seller’s and Company’s knowledge, each Company has complied, and is now complying, with all statutes, laws, ordinances, regulations, rules, codes, treaties, or other requirements of any governmental authority applicable to it or its business, properties, or assets.

(b)To each Seller’s and Company’s knowledge, all permits, licenses, franchises, approvals, registrations, certificates, variances, and similar rights obtained, or required to be obtained, from governmental authorities (collectively, “Permits”) that are required for the Companies to conduct its business have been obtained and are valid and in full force and effect. Section 2.14(b) of the Disclosure Schedules list all current Permits issued to the Companies and no event has occurred that would reasonably be expected to result in the revocation or lapse of any such Permit.

Section 2.15  Taxes. To each Seller’s and Company’s knowledge: (a) all tax returns (including information returns) required to be filed on or before the Closing Date by each of the Companies have been timely filed; (b) all such tax returns are true, complete, and correct in all respects; (c) all taxes due and owing by any of the Companies (whether or not shown on any tax return) have been timely paid; (d) all deficiencies asserted, or assessments made, against any of the Companies as a result of any examinations by any taxing authority have been fully paid; and (e) there are no pending or threatened actions by any taxing authority.

Section 2.16  RCA License Agreement.

In addition to the various representations and warranties set forth above, DTI represents and warrants as follows:

(i)DTI is a party to that RCA Trademark License Agreement (the “RCA License Agreement”) by and between Technicolor, a French societe anonyme, duly organized and existing under the laws of France (the “Licensor”) and DTI, with an effective date of January 1, 2020, pursuant to which the Licensor granted to DTI certain rights to use the Trademarks (defined in the RCA License Agreement) in connection with the manufacture of the Licensed Products (defined in the RCA License Agreement) and with the further promotion, distribution, sale, supply, and offer for sale of the Licensed Products in the Territory (defined in the RCA License Agreement).

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(ii)The RCA License Agreement remains in full force and effect as of the Effective Date of this Agreement, and DTI has no knowledge of any intention of either DTI or the Licensor to terminate the RCA License Agreement.

(iii)DTI has received all necessary approvals and authorizations from the Licensor and any other necessary party relating to the change of control resulting from the purchase of the Membership Interests of DTI pursuant to this Agreement to enable the RCA License Agreement to continue in full force and effect following the Closing.

Section 2.17  No Other Representations or Warranties. Except for the representations and warranties contained in this ARTICLE II, neither Seller or Company nor any Person acting on behalf of any Seller or Company has made or makes any other express or implied representation or warranty, either written or oral, on behalf of any Seller or Company

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller that the statements contained in this ARTICLE III are true and correct as of the date hereof. For purposes of this Article III, "Buyer's knowledge," "knowledge of Buyer," and any similar phrases shall mean the actual or constructive knowledge of any director or officer of Buyer, after due inquiry.

Section 3.01Organization and Authority of Buyer; Enforceability. Buyer is a corporation validly existing and in good standing under the laws of the state of Delaware. Buyer has full corporate power and authority to enter into this Agreement and the documents to be delivered hereunder, to carry out its obligations hereunder, and to consummate the transactions contemplated hereby. The execution, delivery, and performance by Buyer of this Agreement and the documents to be delivered hereunder and the consummation of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of Buyer. This Agreement and the documents to be delivered hereunder have been duly executed and delivered by Buyer and, assuming due authorization, execution, and delivery by Seller, this Agreement and the documents to be delivered hereunder constitute legal, valid, and binding obligations of Buyer enforceable against Buyer in accordance with their respective terms.

Section 3.02No Conflicts; Consents. The execution, delivery, and performance by Buyer of this Agreement and the documents to be delivered hereunder, and the consummation of the transactions contemplated hereby, do not and will not: (a) violate or conflict with the certificate of incorporation, bylaws, or other governing documents of Buyer; or (b) violate or conflict with any judgment, order, decree, statute, law, ordinance, rule, or regulation applicable to Buyer. No consent, approval, waiver, or authorization is required to be obtained by Buyer from any Person in connection with the execution, delivery, and performance by Buyer of this Agreement and the consummation of the transactions contemplated hereby.

Section 3.03Investment Purpose. Buyer is acquiring the Membership Interests solely for its own account for investment purposes and not with a view to, or for offer or sale in connection with, any distribution thereof. Buyer acknowledges that the transfer of the Membership Interests has not been registered under the Securities Act of 1933, as amended, or registered under any state securities laws, and that the Membership Interests may not be transferred or sold except pursuant to the registration provisions of the Securities Act of 1933, as amended, or pursuant to an applicable exemption therefrom and subject to state securities laws and regulations, as applicable.

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Section 3.04Brokers. No broker, finder, or investment banker is entitled to any brokerage, finder's, or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Buyer.

Section 3.05Legal Proceedings. There is no Action of any nature pending or, to Buyer's knowledge, threatened against or by Buyer that challenges or seeks to prevent, enjoin, or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.

ARTICLE IV

CLOSING DELIVERABLES

Section 4.01Seller's Deliverables. At the Closing, each Seller shall deliver to Buyer the following:

(a)For each Company, an assignment and assumption agreement materially similar to that in Exhibit F-1 and F-2 (the "Assignment and Assumption"), executed respectively by each Seller.

(b)Copies of the approval for the change of control for the Technicolor RCA Trademarks License Agreement, and for any other contract to which company is a party which requires counterparty approval of change in control.

Section 4.02Buyer's Deliverables. At the Closing, Buyer shall deliver the following to Sellers:

(a)The Cash Payment as set forth in Section 1.02(a).

(b)The Notes and Guarantee

(c)The Warrants.

(d)Evidence from the Parent’s transfer agent of the issuance (in book form) of the shares of Common Stock constituting the Stock Payment to the Sellers in the amounts as calculated in Section 1.02(c).

(e)The Assignment and Assumptions, executed by Buyer.

(f)Signed Employment Agreement for both Goedde and Spence.

ARTICLE V

TAX MATTERS

Section 5.01Allocation of Company Income and Loss. Buyer and Seller shall request that the Company allocate all items of Company income, gain, loss, deduction, or credit attributable to the

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Membership Interest for the taxable year of the Closing based on a closing of the Company's books as of the Closing Date.

ARTICLE VI

INDEMNIFICATION

Section 6.01Survival of Representations and Covenants. All representations, warranties, covenants, and agreements contained herein and all related rights to indemnification shall survive the Closing.

Section 6.02Indemnification by Sellers. Subject to the other terms and conditions of this ARTICLE VI, for a period of three (3) years after Closing, each Seller shall defend, indemnify, and hold harmless Buyer, its Affiliates, and their respective shareholders, directors, officers, and employees from and against:

(a)all claims, judgments, damages, liabilities, settlements, losses, costs, and expenses, including reasonable attorneys' fees and disbursements (collectively, a "Loss"), arising from or relating to any inaccuracy in or breach of any of the representations or warranties of Seller contained in this Agreement or any document delivered in connection herewith;

(b)any Loss arising from or relating to any breach or non-fulfillment of any covenant, agreement, or obligation to be performed by Seller pursuant to this Agreement or any document delivered in connection herewith;

(c)the amount of any imputed underpayment (as described in Section 6225 of the Code) imposed on the Company and allocable to Seller or attributable to the Membership Interest during taxable years, or portions thereof, when Seller owned the Membership Interest (the "Seller Ownership Period"), or any other income tax assessment imposed on the Company under any similar provision of state or local law and allocable to the Seller or attributable to the Membership Interest during the Seller Ownership Period;

(d)any and all liabilities, penalties, fines, obligations, judgements, claims, government action, demands, administrative proceedings, suits and other legal proceedings, together with any fees and expenses associated therewith (including, without limitation, costs of investigation, attorney’s fee, expert’s fess and expenses associated with investigation of claims, testing, assessment and remedial actions (collectively the “Claims”) relating to periods of time prior to the Closing Date and related to the payment, underpayment, or nonpayment of royalties, net profit interests, and any other burdens on or affecting the proper accounting or payment to parties for their interests therein.

(e)Any claim made by any third party against Buyer or Parent or any Company by reason of the actions of any Seller and/or any Company prior to the Closing Date.

For purposes of this Agreement, "Affiliate" of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term "control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or

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otherwise. The cap for total indemnification of the Sellers to any party, collectively, is the amount of remaining unpaid principal on the Notes.

Section 6.03Indemnification by Buyer. Subject to the other terms and conditions of this ARTICLE VI, Buyer shall defend, indemnify, and hold harmless each Seller from and against all Losses arising from or relating to:

(a)any inaccuracy in or breach of any of the representations or warranties of Buyer contained in this Agreement or any document delivered in connection herewith; or

(b)any breach or non-fulfillment of any covenant, agreement, or obligation to be performed by Buyer pursuant to this Agreement or any document delivered in connection herewith.

(c)Any claim made by any third party against Sellers by reason of the actions of Buyer or Parent or any Company on or after the Closing Date.

Section 6.04Indemnification Procedures. Whenever any claim shall arise for indemnification hereunder, the party entitled to indemnification (the "Indemnified Party") shall promptly provide written notice of such claim to the other party (the "Indemnifying Party"). In connection with any claim giving rise to indemnity hereunder resulting from or arising out of any Action by a Person who is not a party to this Agreement, the Indemnifying Party, at its sole cost and expense and upon written notice to the Indemnified Party, may assume the defense of any such Action with counsel reasonably satisfactory to the Indemnified Party. The Indemnified Party shall be entitled to participate in the defense of any such Action, with its counsel and at its own cost and expense. If the Indemnifying Party does not assume the defense of any such Action, the Indemnified Party may, but shall not be obligated to, defend against such Action in such manner as it may deem appropriate, including, but not limited to, settling such Action, after giving notice of it to the Indemnifying Party, on such terms as the Indemnified Party may deem appropriate and no action taken by the Indemnified Party in accordance with such defense and settlement shall relieve the Indemnifying Party of its indemnification obligations hereunder. The Indemnifying Party shall not settle any Action without the Indemnified Party's prior written consent, which consent shall not be unreasonably withheld or delayed.

Section 6.05Payments. Once a Loss is agreed to by the Indemnifying Party or finally adjudicated to be payable pursuant to this ARTICLE VI, the Indemnifying Party shall satisfy its obligations within 30 business days of such agreement or final, non-appealable adjudication by wire transfer of immediately available funds. The parties hereto agree that should an Indemnifying Party not make full payment of any such obligations within such 30-business day period, any amount payable shall accrue interest from and including the date of agreement of the Indemnifying Party or final, non-appealable adjudication to but excluding the date such payment has been made at a rate per annum equal to 5% per annum. Such interest shall be calculated daily on the basis of a 365-day year and the actual number of days elapsed, without compounding.

Section 6.06Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the parties as an adjustment to the Purchase Price for tax purposes, unless otherwise required by applicable law.

Section 6.07Effect of Investigation. Except for matters Seller disclosed on the Disclosure Schedules, Buyer's right to indemnification or other remedy based on the representations, warranties, covenants, and agreements of Seller contained herein will not be affected by any investigation conducted by Buyer, or any knowledge acquired by Buyer at any time, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant, or agreement.

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Section 6.08Cumulative Remedies. The rights and remedies provided in this ARTICLE VI are cumulative and are in addition to and not in substitution for any other rights and remedies available at law or in equity or otherwise.

ARTICLE VII

MISCELLANEOUS

Section 7.01Expenses. Except as otherwise provided in Section 1.04, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

Section 7.02Further Assurances. Following the Closing, each of the parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances, and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement.

Section 7.03Notices. All notices, requests, consents, claims, demands, waivers, and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or email of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next business day if sent after normal business hours of the recipient; or (d) on the [third/[ORDINAL NUMBER]] day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 7.03):

If to Sellers:	Kirby Goedde
Facsimile:
Email:

with a copy to:	[GOEDDE ATTORNEY]
(which shall not constitute notice)	Facsimile:
Email:
Attention:

If to Sellers:	Andrew Spence
Facsimile:
Email:

with a copy to:	[SPENCE ATTORNEY]

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(which shall not constitute notice)	Facsimile:
Email:
Attention:

If to Buyer:	2525 E Arizona Biltmore Circle Suite 237
Phoenix, AZ 85016
Facsimile:
Email:
Attention:

with a copy to:	Kirton McConkie, PC
(which shall not constitute notice)	50 East South Temple, Suite 400
Salt Lake City, UT 84111
Facsimile: 801-212-2187
Email: plloyd@kmclaw.com
Attention: C. Parkinson Lloyd

Section 7.04Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 7.05Severability. If any term or provision of this Agreement is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon a determination that any term or other provision is invalid, illegal, or unenforceable, the parties hereto shall negotiate in good faith to modify the Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 7.06Entire Agreement. This Agreement and the documents to be delivered hereunder constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the terms and provisions in the body of this Agreement and those in the documents delivered in connection herewith, the Exhibits, and the Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the terms and provisions in the body of this Agreement shall control.

Section 7.07Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party may assign its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed. No assignment shall relieve the assigning party of any of its obligations hereunder.

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Section 7.08No Third-Party Beneficiaries. This Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other person or entity any legal or equitable right, benefit, or remedy of any nature whatsoever under or by reason of this Agreement.

Section 7.09Amendment and Modification. This Agreement may only be amended, modified, or supplemented by an agreement in writing signed by each party hereto.

Section 7.10Waiver. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach, or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power, or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power, or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power, or privilege.

Section 7.11Governing Law. All matters arising out of or relating to this Agreement and all related documents shall be governed by and construed in accordance with the internal laws of the State of Indiana without giving effect to any choice or conflict of law provision or rule (whether of the State of Indiana or any other jurisdiction).

Section 7.12Submission to Jurisdiction. Any legal suit, action, proceeding, or dispute arising out of or related to this Agreement or the transactions contemplated hereby may be instituted in the federal courts of the United States of America or the courts of the State of Indiana in each case located in the City of Indianapolis and County of Marion, and each party irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action, proceeding, or dispute.

Section 7.13Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 7.14Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.

Section 7.15Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, email, or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[Signature page follows.]

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IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the Effective Date.

SELLERS

/s/ Kirby Goedde
Kirby Goedde

/s/ Andrew Spence
Andrew Spence

COMPANIES

DTI Services Limited Liability Company

By:	/s/
Name:
Title:

Direct Tech Sales, LLC

By:	/s/
Name:
Title:

PMI Group, LLC

By:	/s/
Name:
Title:

Continu.Us, LLC

By:	/s/
Name:
Title:

Solas Ray, LLC

By:	/s/
Name:
Title:

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PARENT

Alpine 4 Holdings, Inc.

By:	/s/
Name:
Title:

BUYER

A4 Technologies, Inc.

By:	/s/
Name:
Title:

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